Guardant Health Reports Third Quarter 2019 Financial Results and Raises 2019 Revenue Guidance
Q3 2019 revenue increase of 181% over prior year period
REDWOOD CITY, Calif. November 7, 2019 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the third quarter ended September 30, 2019.
Recent Highlights

•	Total revenue for the third quarter of 2019 was $60.8 million, a 181% increase over the third quarter of 2018

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Reported 13,259 tests to clinical customers and 5,280 tests to biopharmaceutical customers in the third quarter of 2019, representing increases of 89% and 111%, respectively, over the third quarter of 2018

•	Initiated ECLIPSE, a large-scale registrational study designed to support the performance of the company’s LUNAR-2 blood test in colorectal cancer screening in average-risk adults

•	Submitted Premarket Approval Application package for Guardant360 to the U.S. Food and Drug Administration

•	Launched CLIA-version of the LUNAR Assay for use in prospective clinical trials
“During the quarter, the Guardant team continued to make significant progress across our business,” said Helmy Eltoukhy, PhD, Chief Executive Officer. “We are especially excited by the recent initiation of our ECLIPSE study. If successful, we believe this registrational study will pave the way for a blood-based test to address the significant unmet need of physicians and their patients who seek an alternative to the current tools for colorectal cancer screening.”
Third Quarter 2019 Financial Results
Total revenue was $60.8 million for the three months ended September 30, 2019, a 181% increase from $21.7 million for the corresponding prior year period. Without the adoption of the new revenue recognition standard (“ASC 606”), total revenue for the three months ended September 30, 2019 would have been $59.7 million, a 175% increase over the corresponding prior year period. Precision oncology revenue increased 185% driven by higher testing volume and increased revenue per test. There were 13,259 clinical tests and 5,280 biopharmaceutical tests performed during the third quarter of 2019. Development services revenue increased 156% primarily from new projects in 2019 related to companion diagnostic development and regulatory approval services for biopharmaceutical customers. Total revenue for the three months ended September 30, 2019 included $5.5 million of payments received in this quarter from successful appeals of payers’ denials of reimbursement for samples processed in 2018. Given the age of the samples associated with these successful appeals, the company does not believe this appeals revenue is indicative of results in the ordinary course of its operations.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $42.3 million for the third quarter of 2019, an increase of $30.7 million from $11.6 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 70% for the third quarter of 2019, as compared to 54% for the corresponding prior year period. These results are inclusive of the benefits from the $5.5 million of appeals revenue.
Total operating expenses were $59.8 million for the third quarter of 2019, as compared to $35.8 million for the corresponding prior year period, an increase of 67%.
Net loss attributable to Guardant Health, Inc. common stockholders was $12.8 million in the third quarter of 2019, as compared to $24.5 million in the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.14 in the third quarter of 2019, as compared to $1.94 in the corresponding prior year period.
Cash, cash equivalents and marketable securities were $825.6 million as of September 30, 2019.
Guardant Health adopted ASC 606 effective January 1, 2019, which primarily impacted the company’s recognition of revenue related to patient claims paid by third-party commercial and governmental payors. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for the three and nine months ended September 30, 2018, respectively, has not been restated in the current financial statements. Instead, the accumulated difference resulting from applying the new revenue standard to all contracts that were not completed as of adoption was recorded to accumulated deficit as of January 1, 2019.
2019 Financial Guidance
Guardant Health now expects full year 2019 total revenue to be in the range of $202 million to $207 million, representing 123% to 128% growth over the full year 2018. This compares to the company's previous full year 2019 total revenue guidance of $180 to $190 million.

Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the third quarter 2019 financial results after market close on Thursday, November 7, 2019 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 6094776). The webcast can be accessed at http://investors.guardanthealth.com.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients and LUNAR assay for research use and for use in prospective clinical trials. In parallel, Guardant Health is actively exploring the performance of the LUNAR assay in initial studies related to screening and early detection in asymptomatic individuals.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding Guardant Health’s expected financial results for the year ending December 31, 2019, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the caption “Risk Factors” in Guardant Health’s Annual Report on Form 10-K for the year ended December 31, 2018, and in its other reports filed by Guardant Health with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Guardant Health.
Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue:
Precision oncology testing	$52,147	$18,298	$123,048	$50,311
Development services	8,701	3,394	28,430	7,455
Total revenue	60,848	21,692	151,478	57,766
Costs and operating expenses:
Cost of precision oncology testing (1)	16,578	9,671	42,251	27,222
Cost of development services	1,936	380	6,631	2,041
Research and development expense (1)	24,569	14,253	60,417	34,062
Sales and marketing expense (1)	18,802	13,464	56,048	36,351
General and administrative expense (1)	16,440	8,129	42,540	23,645
Total costs and operating expenses	78,325	45,897	207,887	123,321
Loss from operations	(17,477)	(24,205)	(56,409)	(65,555)
Interest income	4,286	958	9,870	2,932
Interest expense	(280)	(304)	(860)	(952)
Other income (expense), net	179	43	275	4,587
Loss before provision for income taxes	(13,292)	(23,508)	(47,124)	(58,988)
Provision for (benefit from) income taxes	(202)	—	(1,383)	3
Net loss	(13,090)	(23,508)	(45,741)	(58,991)
Fair value adjustment of redeemable noncontrolling interest	300	(950)	(4,700)	(950)
Net loss attributable to Guardant Health, Inc. common stockholders	$(12,790)	$(24,458)	$(50,441)	$(59,941)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.14)	$(1.94)	$(0.56)	$(4.87)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	93,303	12,582	89,452	12,300

(1)     Amounts include stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Cost of precision oncology testing	$266	$112	$562	$254
Research and development expense	2,066	617	4,704	1,035
Sales and marketing expense	1,458	428	2,930	1,061
General and administrative expense	1,694	674	3,686	1,938
Total stock-based compensation expenses	$5,484	$1,831	$11,882	$4,288

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$147,188	$140,544
Short-term marketable securities	375,768	278,417
Accounts receivable	39,689	35,690
Inventory	14,760	9,136
Prepaid expenses and other current assets	5,657	5,204
Total current assets	583,062	468,991
Long-term marketable securities	302,624	77,563
Property and equipment, net	40,759	31,003
Intangible assets	8,755	—
Goodwill	2,928	—
Capitalized license fees	7,133	7,800
Other assets	3,073	2,046
Total Assets	$948,334	$587,403
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,054	$10,642
Accrued compensation	24,604	12,986
Accrued expenses	17,239	7,081
Capital lease, current	80	97
Deferred rent, current	745	—
Deferred revenue	13,095	16,138
Total current liabilities	67,817	46,944
Capital lease, net of current portion	57	119
Deferred rent, net of current portion	10,564	7,844
Obligation related to royalty	6,780	7,338
Other long-term liabilities	1,220	206
Total Liabilities	86,438	62,451
Redeemable noncontrolling interest	46,500	41,800
Stockholders’ equity:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of September 30, 2019 and December 31, 2018; 93,853,390 and 85,832,454 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	1,141,885	764,033
Accumulated other comprehensive loss	1,109	(83)
Accumulated deficit	(327,599)	(280,799)
Total Stockholders’ Equity	815,396	483,152
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$948,334	$587,403

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